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EXHIBIT 99.1

                                     ADVANCED BIOTHERAPY, INC.
                                     6355 Topanga Canyon Boulevard, Suite 510
                                     Woodland Hills, California  91367
                                     Telephone 818-883-6716
                                     Fax           818-883-3353
                                     www.advancedbiotherapy.com
"FOR IMMEDIATE RELEASE"

  ADVANCED BIOTHERAPY, INC. DISCLOSES PATENT PENDING FOR USE OF ANTIBODIES TO
                TREAT SOLID ORGAN AND CELL TRANSPLANT REJECTION

LOS ANGELES--August 5, 2003--Advanced Biotherapy Inc. (OTCBB:ADVB -) - a developer of new antibody therapies for treating severe and widespread autoimmune diseases -- today announced that it has a patent application pending for the use of antibodies to gamma interferon (IFN-gamma) and tumor necrosis factor-alpha (TNF-alpha) and both antibodies combined for the treatment of solid organ and cell transplant rejection. As previously reported, The United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 6,333,032 to the Company for the exclusive use of IFN-gamma antibodies -- including humanized and fully human, as well as other antibody types -- to treat Multiple Sclerosis, Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (a form of psoriasis) and Ankylosing Spondylitis, U.S. Patent No. 6,534,059 for the use of antibodies to IFN-gamma for treating hyperimmune response in the eye (corneal transplant rejection), and U.S. patent No. 5,888,511 entitled "Treatment of autoimmune diseases, including AIDS."

Commenting on this announcement, Edmond Buccellato, the Company's CEO stated, "There are approximately 82,000 people waiting for a solid organ transplant in the United States at any one time. Of these, about 56,000 are waiting for a kidney transplant, about 1,500 are waiting for pancreatic beta cell transplant, about 17,000 are waiting for a liver transplant, and about 4,000 are waiting for a heart transplant. Many individuals with serious and life-threatening illnesses are also waiting for bone marrow transplants. Approximately 2000 solid organ transplants are performed each month. The number of candidate recipients far outweighs the number of available organs. After the organ has been transplanted into the patient and the patient's immune system is suppressed to prevent rejection of the new organ, two common outcomes frequently result. The first is infection. If detected early, most infections can be treated with antibiotics or other standard therapies along with supportive treatment with few or no long term effects to the patient or transplanted organ. The second occurrence is rejection. Solid organ transplant rejection is currently prevented by matching the donor organ with the recipient and through immunosuppressive therapy after the transplant procedure is completed. After the donor organ has been matched and implanted, organ transplant recipients must take immunosuppressive medication for the rest of their lives. Initial doses of immunosuppressive medications are usually quite high, and are accompanied by varied and serious side effects. Over time, the doses of immunosuppressive medication can be lowered with an accompanying decrease in side effects and infection susceptibility. However, the generalized immunosuppressive medications currently in use are not without significant problems. In fact, the general

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immunosuppressants  currently  used  suppress  all  immunological  reactions  to antigens, either those present on the transplanted organ or those encountered from infectious microbes, tumor cells, or other disease causing anomalies, and overwhelming infection remains the leading cause of death in transplant recipients."

Mr. Buccellato further commented, "In a previous joint clinical investigation conducted at the Research Institute of Eye Diseases of the Russian Academy of Medical Sciences, positive results were obtained with the use of Advanced Biotherapy's investigational antibodies in patients suffering from corneal transplant rejection ("Treatment of Corneal Transplant Rejection in Humans with Anti-Interferon-Gamma Antibodies," Am. J. Ophthalmology 2002; 133:829-30). As we reported, antibodies to interferon-gamma halted corneal transplant rejection in all thirteen patients that were treated. Accordingly, it is our view that administration of an effective amount of antibody that specifically binds to these cytokines is useful in alleviating, treating, or eliminating the rejection of a solid organ or cell transplant."

About Advanced Biotherapy, Inc.
Advanced Biotherapy, Inc. is pioneering the development of new antibody therapies for treating severe and widespread autoimmune diseases based on a new understanding of the cause of these conditions. Its investigational therapies attack autoimmune diseases at their source, neutralizing biologic imbalances that impair immune system function. Core technology is protected under US patents and patents pending for the exclusive use of a class of antibodies to the protein known as gamma interferon and to tumor necrosis factor-alpha for treating a range of diseases. The company is headquartered in Woodland Hills, California.

Advanced Biotherapy's antibody therapies are based on a pioneering theory first published nearly three decades ago in the journal Nature and later in other scientific journals by Simon Skurkovich, M.D., Ph.D., D.Sc. - the Company's director of research and development. Since it was first proposed, the concept of neutralizing the body's overproduction of certain immunomodulator substances to treat autoimmune diseases has achieved wide support in the international scientific community and has achieved commercial viability.


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Statements made in this news release,  other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's
public  filings  with  the  Securities  and  Exchange   Commission  for  further
information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

CONTACT:
Advanced Biotherapy, Inc.
818/883-6716
www.advancedbiotherapy.com
SOURCE: Advanced Biotherapy, Inc.

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